EXHIBIT 10.25
FIRST AMENDMENT
OF
USG CORPORATION DEFERRED COMPENSATION PLAN
(Effective as of April 1, 2007)
     WHEREAS, USG Corporation maintains the USG Corporation Deferred Compensation Plan (the “Plan”); and
     WHEREAS, amendment of the Plan now is considered desirable;
     NOW, THEREFORE, pursuant to the amending power reserved to USG Corporation as the “Company” under Section 9 of the Plan, as amended, the Plan be and is amended, effective January 1, 2008, by substituting the following for Sections 5.1 and 5.2 of the Plan:
     “5.1 Time and Method of Payment
     Payment of a Participant’s Deferral Account shall be made in a single lump sum 30 days after the date the Participant separates from service with all Employers and their subsidiaries and affiliates. Notwithstanding any other provision of the Plan to the contrary, distributions to be made to a Key Employee upon retirement or other termination of employment shall not be made before the date that is six (6) months after the Key Employee’s retirement or other separation from service.
     5.2 Payment Upon Death of a Participant
     In the event a Participant dies before all amounts credited to the Participant’s Deferral Account have been paid, payment of the Participant’s Deferral Account shall be made to the Participant’s Beneficiary in a single lump sum payment 30 days after the Participant’s death.”
     IN WITNESS WHEREOF, the Company has caused these presents to be signed on its behalf by an officer thereunto duly authorized this 10th day of December, 2008.

USG CORPORATION
By:	/s/ Brian J. Cook
Senior Vice President
Human Resources